AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TETRAGENEX PHARMACEUTICALS, INC.

The undersigned, Martin Schacker,  hereby certifies that (i) he is the duly elected, qualified and acting Chief Executive Officer of Tetragenex Pharmaceuticals, Inc., a Delaware corporation (the ACorporation@), (ii) the Certificate of Incorporation of the Corporation was filed on November 9, 2000, and (iii) pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

FIRST:                   The name of the Corporation is Tetragenex Pharmaceuticals, Inc.

SECOND:              The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                  The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:              The aggregate number of shares which the Corporation is authorized to issue is 505,000,000 divided into classes as follows,

A.           500,000,000 shares of Common Stock, $0.001 par value per share.

B.           5,000,000 shares of Preferred Stock, $0.01 par value per share, to be issued in on or more series (hereinafter called the APreferred Stock@).

The following is a statement of the designations, powers, preferences, rights, qualifications and limitations or restrictions with respect to the Preferred Stock of the Corporation:

The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series.  Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designation, and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation Law.

FIFTH:                    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

SIXTH:                   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH:            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned Martin F. Schacker has signed this Amended and Restated Certificate of Incorporation as President of said Corporation this 5th day of January 2011

_____________________________
Martin Schacker
CEO